EXHIBIT 10.62

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is entered into as of September 1, 1998 (the "Effective Date"), between Trimble Navigation Limited, a California corporation (the "Company"), and Dr. Bradford W. Parkinson (the "Executive").

         WHEREAS, the Company desires to employ the Executive as of the Effective Date and the Executive desires to accept employment with the Company on the terms and conditions set forth below;

         WHEREAS, simultaneously with the execution hereof, the Company and the Executive are entering into a Consulting Agreement (the "Consulting Agreement") pursuant to which Executive will consult to Company immediately following the Employment Period (as defined in Section 2 below) and are entering a Standby Consulting Agreement (the "Standby Consulting Agreement");

         NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and the Executive agree as follows:

         1. Employment and Duties.  During the Employment  Period (as defined in
Section 2 below), the Executive will serve as President and Chief Executive Officer of the Company. The duties and responsibilities of the Executive will include the duties and responsibilities for the Executive's corporate offices and positions as set forth in the Company's bylaws from time to time in effect and such other duties and responsibilities as the board of directors of the Company (the "Board of Directors") may from time to time reasonably assign to the Executive, in all cases to be consistent with the Executive's corporate offices and positions. Notwithstanding the foregoing, in the event a successor is hired to serve as President and/or Chief Executive Officer of the Company, Executive will continue as an employee of the Company for the Employment Period (as defined in Section 2 below) and will perform all such tasks as are reasonably required of him by such President and/or Chief Executive Officer. The Executive will perform faithfully the executive duties assigned to him to the best of his ability and in the best interests of the Company. The Executive will continue to serve as a director of the Company without additional compensation.

         2.       Employment Period.

                  (a) Term. The employment period will begin upon the Effective Date and will continue thereafter until May 31, 1999 (the "Employment Period"), unless sooner terminated pursuant to the provisions of this Agreement. At the end of the Employment Period, Executive will continue as a consultant to the Company pursuant to the Consulting Agreement.


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                  (b)  Early   Termination.   The  Company  may   terminate  the
Executive's employment prior to the end of the Employment Period by giving the Executive 30 days' advance notice in writing. If the Company terminates the Executive's employment prior to the end of the Employment Period for any reason other than Cause or Disability, both as defined below, or if the Executive terminates his employment for Good Reason, as defined below, the provisions of Sections 10(a)(i), 10(b) and 10(c) will apply. The Executive may terminate his employment prior to the end of the Employment Period by giving the Company 30 days' advance written notice. If the Executive terminates his employment prior to the end of the Employment Period other than for Good Reason, the provisions of Section 10(a)(ii) will apply. Upon termination of the Executive's employment with the Company, the Executive's rights under any applicable benefit plans will be determined under the provisions of those plans.

                  (c) Death. The Executive's employment will terminate in the event of his death. The Company will have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive's death, or for periods following the Executive's death, provided, that the Company's obligations under Section 10(a)(i) will not be interrupted as a result of the Executive's death. The Executive's rights under the benefit plans of the Company in the event of the Executive's death will be determined under the provisions of those plans.

                  (d) Cause. During the Employment Period, the Company may terminate the Executive's employment for cause by giving the Executive 10 days' advance notice in writing. For all purposes under this Agreement, "Cause" will mean (i) willful failure by the Executive to substantially perform his duties hereunder, (ii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, (iii) a willful breach by the Executive of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by the Executive will be considered "willful" unless committed without a reasonable belief that the act or omission was in the Company's best interest. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. The Executive's rights under the benefit plans of the Company will be determined under the provisions of those plans.

                  (e) Disability. The Company may terminate the Executive's employment for Disability by giving the Executive 30 days' advance notice in writing. For all purposes under this Agreement, "Disability" will mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than two consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Executive resumes the effective performance of substantially all of his duties hereunder before the termination of his employment under this
Section 2(e) becomes effective, the notice of termination will automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability, or for periods following the date when such a termination of employment is effective. The Executive's rights under the benefit plans of the Company will be determined under the provisions of those plans.

                  (f) Good Reason. Employment with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate his employment for Good Reason and thereupon become entitled to the benefits of Section 10(a)(i) and 10(b) below, if, before the end of the Employment Period, one or more of the following events will occur (unless such event(s) applies generally to all senior management of the Company):


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                                    (i)     a material reduction by the Company
in the Salary (as defined in Section 4, below) of the Executive as in effect immediately prior to such reduction;

                                    (ii) a material  reduction by the Company in
the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced;

                                    (iii)   the required  relocation  of the
Executive to a facility or a location more than 25 miles from the Executive's then present location over Executive's written objection made withing
30 days of such required relocation; (iv) any purported termination of the Executive's employment by the Company other than for death, Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or

                                    (v)    the failure of the Company to obtain
the assumption of this Agreement or the Stock Option (as defined in Section 5) by any successor.

         3. Place of Employment. The Executive's services will be performed at the Company's principal executive offices at 585 N. Mary Avenue, Sunnyvale, California. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

         4. Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Period a salary (the "Salary") at an monthly rate of not less than $30,000. The Salary will be paid in periodic installments in accordance with the Company's regular payroll practices. The Company will be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

         5.       Stock Option and Other Benefits .

                  (a) Stock Option. The Board of Directors has granted, as of August 19, 1998, the Executive as partial consideration for the performance of this Agreement a five year option (the "Stock Option") to purchase 100,000 shares of the Company's Common Stock (the "Option Shares") at the fair market value of the Common Stock of the Company on the date of grant, which is contingent upon a continuous employment or consulting relationship between Executive and the Company. Such fair market value is equal to the per share closing price for the Company's Common Stock on the National Association of Securities Dealers, National Market System on such date of grant as recorded in The Wall Street Journal. The Stock Option will vest as described in Section 5(b) below and will be subject to such other terms and conditions as are described in
Section 5(c) below.

                  (b)  Vesting.   Option  Shares  will  vest  in  equal  monthly
installments over the six-month period that begins as of the Effective Date and ends February 28, 1999.


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                   (c) Option Provisions. The Stock Option will be granted under the 1993 Stock Option Plan (the "Stock Plan") and will be subject to the terms and conditions of the Stock Plan and form of option agreement.

         6. Expenses. The Executive will be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive will properly account for such expenses in accordance with Company policies and procedures. The parties agree that for purposes of this Section, the Executive's air travel will be coach class domestically and business class internationally.

         7. Other Benefits. During the Employment Period, the Company will reimburse Executive for the cost of maintaining his Stanford University benefits, in an amount not in excess of $1,000 per month, plus the amount necessary to gross up that amount for applicable taxes to provide an amount equal to the cost of such benefits net of Executive's tax cost. The Executive will not be entitled to participate in any employee benefit plans or programs which cover health, dental and life insurance. Employee will participate in the other benefit programs of the Company. Executive will continue to vest those options received by Executive prior to the date hereof, as though this employment was continuous employment under these terms.

         8. Vacations and Holidays. During the Employment Period, the Executive will be entitled to paid vacation which will accrue at the rate of one week per quarter and will also be entitled to Company holidays in accordance with the Company's policies.

         9. Other Activities. During the Employment Period, the Executive will devote substantially all of his working time and efforts, during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities, may continue his relationship with The Aerospace Corporation, Draper Laboratories, IntegriNautics Corporation and Stanford University (related to GPS activities) to the extent that such activities do not conflict with his duty of loyalty to the Company, and, with the prior written approval of the Board of Directors, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this Section.

         10. Termination Benefits. In the event the Executive's employment terminates prior to the end of the Employment Period, then the Executive will be entitled to receive severance and other benefits as follows:

                  (a)      Severance.

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                                    (i)     Involuntary  Termination.  If the
Company terminates the Executive's employment other than for death, Disability or Cause, or if the Executive terminates his employment for Good Reason, then, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, the Executive will be entitled to payment of his Salary on the regular payroll periods of the Company until the end of the Employment Period or, if earlier, until a
breach  by  the  Executive  of  his  obligations   under  Sections  11
(Proprietary Information) or 12 (Non-Solicit) hereof.

                                    (ii)    Other  Termination.  In  the  event
the Executive's employment terminates for death, Disability or Cause, or the Employee resigns for other than Good Reason, then the Executive will only be entitled to receive any benefits accrued to date and as may then be established under the Company's existing benefit plans and policies at the time of such termination. The Executive will receive only that compensation provided for herein accrued for periods served prior to the termination of employment but will not be entitled to any additional amounts under this
 Agreement.

                  (b) Options. In the event the Executive's employment is terminated by the Company as described in Section 10(a)(i) above, then the Executive will continue to vest in the unvested portion of the Stock Option until February 28, 1999 (subject to the term of the Stock Option). If terminated as described in Section 10(a)(ii), such vesting will terminate as of the date of such termination.

                  (c) No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner).

         11. Proprietary Information. During the Employment Period and thereafter, the Executive will not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. As an express condition of the Executive's employment with the Company, the Executive agrees to execute confidentiality agreements as requested by the Company, including but not limited to the Company's form of Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which is attached hereto as Exhibit A and incorporated herein by reference.

         12. Non-Solicit. The Executive covenants and agrees with the Company that during his employment with the Company and for a period expiring one year after the date of termination of such employment, he will not solicit any of the Company's then-current employees to terminate their employment with the Company or to become employed by any firm, company or other business enterprise with which the Executive may then be connected.

         13.      Noncompete.

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                  (a) Scope.  Executive  agrees that during the period beginning on the Effective Date and continuing for the term of this Agreement, he will not enter into the employ of, or render services to, any firm, corporation, or organization in a capacity that gives him responsibility for that segment of such entity's business which derives more than 10% of its annual revenues from sales of products which directly compete with products which are offered by the Company during the term of the Employment Agreement and the Consultant Agreement; provided, however, that Executive may continue his relationship with Draper Labs, the Aerospace Corporation, IntegriNautics Corporation and Stanford University (related to GPS activities) and any other firm, corporation, or organization which the Board of Directors approves subject to the duty of loyalty to the Company.

                  (b) Geographic Area. The parties acknowledge that the business of the Company and its subsidiaries is international in scope. The parties agree that the geographical areas in which the restrictions provided for in this Agreement apply include all cities, counties and states of the United States of America. In addition, the parties agree that the geographical areas in which the restrictions provided for in this Agreement apply include all foreign nations outside the United States of America in which the Company or any of its subsidiaries engages in sales, or otherwise conducts business or selling efforts.

                  (c) Severability. The parties intend that the covenants contained in this Section be construed as a series of separate covenants, one for each county of each state of the United States and each nation. Except for geographic coverage, each such separate covenant will be deemed identical in terms of the covenants contained in this Agreement. If, in any judicial proceeding, a court will refuse to enforce any of the separate covenants (or any part thereof) deemed included in this Section, then such unenforceable covenant (or such part) will be deemed eliminated from this Section for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section should ever be deemed to exceed the time or geographic limitations, or the scope of these covenants, as permitted by applicable law, then such provisions will be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

         14. Right to Advice of Counsel. The Executive acknowledges that he has had the opportunity to fully review this Agreement and if he so chooses, to consult with counsel and is fully aware of his rights and obligations under this Agreement.

         15. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume the obligations of this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession will entitle the Executive to the benefits described in Sections 10(a)(i) and 10(b) of this Agreement, subject to the terms and conditions therein.

         16.      Arbitration.



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                  (a) Disputes.  Except as provided in Section 16(c) below,  the
Company and the Executive agree that, to the extent permitted by applicable law, any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in San Jose, California, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within ten days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such ten-day period, each party will select an arbitrator and inform the other party in writing of such arbitrator's name and address within five days after the end of such ten-day period and the two arbitrators so selected will select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party will be the sole arbitrator of the dispute. The decision of the arbitrator or a majority of the panel of arbitrators will be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages will not be awarded.

                  (b) Consent to Personal Jurisdiction. The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

                  (c) Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

                  (d) Acknowledgment. EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 16(c), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

         17. Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein will not conflict with and will not be constrained by any prior or other employment or consulting agreement or relationship.


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         18. Assignment. This Agreement and all rights under this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement will, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the rights and obligations of the Company under this Agreement may be assigned to a corporation which becomes the successor to the Company as the result of a merger or other corporate reorganization or sale of substantially all the assets to a successor which continues the business of the Company or any other subsidiary of the Company, provided, that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         19. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement will be in writing and will be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Company: Trimble Navigation Limited
                                     585 N. Mary Avenue
                                     P.O. Box 3642
                                     Sunnyvale, CA 94088-3642
                                     Attn: Board of Directors

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this Section. Such notices or other communications will be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

         20. Integration. This Agreement, the Consulting Agreement and the Standby Consulting Agreement represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the party against whom enforcement of the change or modification is sought.

         21. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party will not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

         22. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         23. Applicable Law. This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.


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         24. Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original, and which together will constitute a single agreement.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


EXECUTIVE:                         TRIMBLE NAVIGATION LIMITED:

/s/ Bradford W. Parkinson            By: /s/ Robert S. Cooper
Dr. Bradford W. Parkinson
                                     Name:  Robert S. Cooper

                                     Title: Chairman



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